EXHIBIT 10.51
[Company Letterhead]

February 8, 2012
Ms. Kimberly Ross
Avon Products, Inc.
1345 Avenue of the Americas
New York, N.Y. 10105-0196

Dear Kimberly:
Reference is made to your employment letter agreement with Avon Products, Inc. ("Avon") dated May 18, 2011 (the "Employment Letter Agreement"). Avon and you have agreed to amend the fifth paragraph of the Employment Letter Agreement by replacing such paragraph in its entirety with the following:
“You will be eligible to participate in the long-term incentive program available to all Executive Vice President (“EVP”) level associates beginning in 2012. You will receive your first regular award in 2012 and participate in the 2012-2014 performance cycle. Long-term incentives are currently delivered 70% in performance-based restricted stock units (“PRSUs”) and 30% in performance-based cash. PRSUs are generally settled in shares of Avon common stock. The number of PRSUs that vest and the payout percentage for performance cash are subject to performance against pre-set goals. Cycles are generally three years in duration. We will recommend to the Compensation Committee that your target award in 2012 be 230% of base salary. In addition, in lieu of participating in the long-term incentive program in 2011, you agreed to receive a one-time RSU award under the Avon Products, Inc. 2010 Stock Incentive plan. It was granted at a value equal to 230% of base salary ($1,725,000) and will vest 100% on April 6, 2014. Such time-based RSUs will not receive dividend equivalent rights prior to vesting. Settlement is generally in shares of Avon stock.”

Please sign below to acknowledge your agreement to the terms of this letter and the amendment made by this letter to the Employment Letter Agreement, and return this letter to me.

Sincerely,

AVON PRODUCTS, INC.

By: /s/ Lucien Alziari
Name: Lucien Alziari
Title: Senior Vice President, Human Resources
and Corporate Responsibility

cc: Andrea Jung, Chief Executive Officer
Gina Fitzsimons, Executive Director, Global Compensation and Benefits

Acknowledged and agreed:

/s/ Kimberly Ross	2/14/2012

Kimberly Ross	Date